Exhibit 99.2

801 Louisiana, Suite 700

Houston, Texas 77002

(713) 780-9494

fax (713) 780-9254

Contact: Robert C. Turnham, President	Traded: NYSE (GDP)

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES PRIVATE EXCHANGE TRANSACTIONS

FOR CONVERTIBLE SENIOR NOTES

HOUSTON, September 1, 2015 /PRNewswire/ — Goodrich Petroleum Corporation (NYSE: GDP) (the “Company”) today announced that it has entered into separate, privately negotiated exchange agreements under which it will retire $55 million in an aggregate original principal amount of its outstanding 5.00% Convertible Senior Notes due 2032 (the “Existing Notes”) in exchange for its issuance of a new series of 5.00% Convertible Exchange Senior Notes due 2032 (the “New Notes”) in an aggregate original principal amount of $27.5 million. Following these transactions, approximately $111 million in an aggregate original principal amount of the Existing Notes will remain outstanding with terms unchanged. The exchange is expected to close on September 8, 2015, subject to customary closing conditions.

Many terms of the New Notes will remain the same as the Existing Notes they replace, including the 5.0% annual cash interest rate and the final maturity date of October 1, 2032.

Like the Existing Notes, the principal amount of the New Notes will accrete at a rate of 2% per year from August 28, 2013, compounding on a semi-annual basis, until October 1, 2018. The accreted portion of the principal is payable in cash upon maturity but does not bear cash interest and is not convertible into the Company’s common stock. Holders have the option to require the Company to purchase any outstanding New Notes on each of October 1, 2018, October 1, 2022 and October 1, 2027, at a price equal to 100% of the accreted principal amount thereof, plus accrued and unpaid interest on the original principal amount thereof. Accretion of principal will be reflected as a non-cash component of interest expense on the Company’s statement of income during the term of the New Notes.

The Company has the right to redeem the New Notes on or after October 1, 2017, at a price equal to 100% of the accreted principal amount thereof, plus accrued but unpaid interest on the original principal amount thereof. The New Notes also provide the Company with the option, at its election, to convert the New Notes in whole or in part, prior to maturity, into the underlying common stock, provided the trading price of the Company’s common stock exceeds $2.50 (or 125% of the then applicable conversion price) for the required measurement period. If the

Company elects to convert the New Notes on or before October 1, 2018, holders will receive a make-whole premium equal to (i) $100 per $1,000 face amount of such New Notes if the conversion occurs prior to October 1, 2017 or (ii) $100 per $1,000 face amount of such New Notes less an amount equal to 0.2778 multiplied by the number of days between September 30, 2017 and the conversion date, if the conversion occurs on or after October 1, 2017.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The New Notes and the shares of the Company’s common stock issuable upon conversion of the New Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other subsequent filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange.

SOURCE Goodrich Petroleum Corporation

Robert C. Turnham, Jr., President, +1-713-780-9494